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                                                                  EXHIBIT (23.1)


                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
First Oak Brook Banchares, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 333-24145, 333-82800, 333-75025) on Form S-8 of First Oak Brook Bancshares,
Inc., of our report dated February 5, 1999, relating to the consolidated balance sheet of First Oak Brook Bancshares, Inc. and subsidiary as of December 31, 1998, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of First Oak Brook Bancshares, Inc.

KPMG LLP

Chicago, Illinois
March 29, 1999